CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Announces 2012 Distribution Tax Status

CINCINNATI, OH, January 31, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States, announced today its year-end tax reporting information for 2012 distributions. Of these distributions paid to common shareholders, none are classified as taxable dividends for federal income tax purposes. Shareholders should consult with their personal tax advisors as to the specific tax treatment for their distributions from the Company.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of January 28, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 32 grocery-anchored shopping centers totaling 2,997,845 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

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